Exhibit 99.1

Sono-Tek Reports Increased Sales and Operating Income for First Quarter Fiscal 2023 and
Provides Second Quarter and Fiscal 2023 Sales Guidance

Sales of $4.05M, up 11% and Gross Profit of $2.11M, up 16% Year-over-Year

MILTON, N.Y., July 18, 2022 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for its first quarter period of fiscal year 2023, ended May 31, 2022.

First Quarter FY2023 Financial Highlights:

(Compared with prior-year period unless otherwise noted)

•	Net Sales were $4,052,000, an increase of 11%, primarily driven by strength in the medical, alternative energy and emerging R&D markets.
•	Gross Profit increased 16% to $2,107,000 due to the increase in sales and a favorable product mix.
•	Gross Margin expanded 200 basis points to 52.0% primarily due to a favorable product mix.
•	Net income increased 17% to $306,000, excluding PPP Loan forgiveness of $1,005,000 in the prior year period.
•	As of May 31, 2022, Sono-Tek had $11.1 million in cash, cash equivalents and marketable securities and no outstanding debt.
•	Backlog at May 31, 2022 was $4.2 million, even with the prior year’s quarter, and down from $5.3 million at February 28, 2022, the end of Sono-Tek’s last fiscal year. The decrease reflects the shipments of $2.2 million of orders during the first quarter that were included in backlog at February 28, 2022.
•	Sono-Tek continues to expect another record for revenue in fiscal year 2023, ending February 28, 2023, barring significant changes in the economic environment.

Dr. Christopher L. Coccio, Chairman and CEO, commented, “In the first quarter of fiscal 2023 Sono-Tek’s net sales increased 11% driven by strong demand from our key target markets of semiconductors, medical and alternative energy. In the medical market, sales more than doubled year-over-year and accounted for 41% of the first quarter’s total sales. These sales, to four separate medical-related customers, demonstrate the wide applicability of our ultrasonic coating systems with applications that range across implantable medical textiles, orthodontic devices, glucose monitoring implants, and implantable cardiac devices. A favorable sales mix and the higher revenue resulted in strong profitability in the quarter and a 52% gross profit margin, one of our highest ever. Operating expenses were also higher reflecting increased investments in research and product development directed at our focused growth initiatives, as well as increased non-cash stock-based compensation resulting from the record fiscal year that we completed in February.”

“Backlog at quarter end was $4.2 million, level with the prior year’s quarter and compared to $5.3 million at February 28, 2022, the end of our fiscal year. During the first quarter we shipped $2.2 million of orders that were previously counted in backlog and added significant new orders, which can be seen in our customer deposits that increased 43% to $1,665,000 during the quarter. Inventories increased 22% since the fiscal yearend at February 28, 2022, to $2.9 million. The increase is due in part to higher stores of raw materials, a decision we made in order to shield the Company from any potential supply chain issues. “

“At this time, sales growth guidance for the second quarter of fiscal year 2023, ending August 31, 2022, is for a similar sales level as the second quarter of last year as some customers have delayed project approvals due to uncertainty over their supply chains. However, the Company’s development labs have been experiencing a significant increase in customer visits to explore new applications as customers return to traveling post-Covid, a positive indicator of potential future business, and we continue to plan for another record in annual sales for fiscal year 2023, ending February 28, 2023,” concluded Dr. Coccio.

First Quarter Fiscal 2023 Results	(Results compared with the first quarter of fiscal 2022)

	Three Months Ended May 31,		Change
	2022	2021	$	%
Net Sales	$4,052,000	$3,644,000	408,000	11%
Gross Profit	2,107,000	1,824,000	283,000	16%
Gross Margin	52.0%	50.0%
Operating Income	$381,000	$343,000	38,000	11%
Operating Margin	9.4%	9.4%
Net Income	$306,000	$1,267,000	(961,000)	(76%	)
Net Margin	7.6%	34.8%
Basic Earnings Per Share	$0.02	$0.08
Diluted Earnings Per Share	$0.02	$0.08
Weighted Average Shares -Basic	15,729,000	15,494,000
Weighted Average Shares - Diluted	15,752,000	15,664,000

First Quarter FY2023 Financial Overview

Net Sales were $4,052,000, a year-over-year increase of 11%, primarily driven by strong demand for Sono-Tek’s OEM systems used in the electronics, medical, and alternative energy industries. In addition, a major customer using Sono-Tek stent coating systems upgraded all of its machines to the latest atomization technology, which are classified in the Spare Parts, Services and Other category in the product sales table.

By market, four significant customers from the medical market basket drove 133% year-over-year growth and accounted for 41% of the Company’s total sales in the first quarter. These medical device coating machine applications include implantable medical textiles, orthodontic devices, glucose monitoring implants, and implantable cardiac devices. The alternative energy market basket recorded 41% year-over-year growth with continued strong sales to the clean energy sector. The Industrial market basket grew by 292% which was positively impacted by the first of seven machines shipped to a customer during the first quarter; the remaining six machines are planned to ship in the second half of fiscal year 2023.

In the first quarter of fiscal 2023, approximately 52% of sales originated outside of the United States and Canada compared with 66% in the prior year period. The shift in geographic mix was positively impacted by the installation of Sono-Tek equipment in the operations of several large U.S.-based medical companies.

Backlog at May 31, 2022 was $4,200,000, even with May 31, 2021, and compared to $5,300,000 at February 28, 2022, the end of Sono-Tek’s last fiscal year. The decrease reflects the shipments of $2,200,000 of orders during the first quarter that were included in the backlog at February 28, 2022. Orders can be highly variable from quarter to quarter resulting in large fluctuations in backlog, as Sono-Tek’s growing proportion of larger product shipments are now more systematically managed for both customer timing requirements and staffing management. Customer deposits increased 43% to $1,665,000 at May 31, 2022 from $1,168,000 at February 28, 2022, reflecting new orders that were received in the first quarter.

Gross profit increased 16% to $2,107,000 for the first quarter of fiscal year 2023 compared with $1,824,000 for the first quarter of fiscal year 2022. The gross profit margin increased by 200 basis points, reaching 52.0% compared to 50.0% for the comparable period. The improvement is due to the increase in sales and a favorable sales mix.

Operating expenses increased by 17% to $1,726,000. Research and product development costs increased by 25% to $517,000 due to increased salaries, materials, and supplies, which are directed at the Company’s focused growth initiatives, including the Roll-to-Roll coating initiative. Marketing and selling expenses increased by 3% to $790,000, primarily due to the resumption of trade shows and associated travel expenses. General and administrative expenses increased by 39% to $420,000 primarily due to higher professional fees and corporate expenses resulting from the Company’s listing on the Nasdaq Capital Market in August 2021, as well as higher stock-based compensation expense from option awards that were issued in the prior fiscal year, which are expensed over three years based on vesting.

Operating income increased 11% to $381,000 compared with $343,000 for the first quarter last year, primarily due to the growth in revenue and gross profit offset by the increase in operating expenses. The operating margin for both periods was 9.4%.

Net income increased 17% to $306,000, or $0.02 per share, compared to $261,000, or $0.02 per share, in the first quarter of fiscal 2022, which excludes PPP Loan forgiveness of $1,005,000 in the prior year period. Diluted weighted average shares outstanding were 15,752,424 compared to 15,663,772 for the prior year period.

Balance Sheet and Cash Flow Overview

Cash, cash equivalents and marketable securities at May 31, 2022 were $11.1 million, an increase of $0.4 million from February 28, 2022, the end of fiscal year 2022. At May 31, 2022, Sono-Tek had no debt on its balance sheet and stockholders’ equity totaled $14.1 million.

Capital expenditures in the first quarter were $54,000 which were invested in ongoing upgrades to the Company’s manufacturing facilities. Sono-Tek anticipates capital expenditures will total approximately $300,000 - $350,000 in fiscal year 2023.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including inflationary pressures; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; the duration and scope of the COVID-19 pandemic; the extent and duration of the pandemic’s adverse effect on economic and social activity, consumer confidence, discretionary spending and preferences, labor and healthcare costs, and unemployment rates, any of which may reduce demand for some of our products and impair the ability of those with whom we do business to satisfy their obligations to us; our ability to sell and provide our services and products, including as a result of continued pandemic related travel restrictions, mandatory business closures, and stay-at home or similar orders; any temporary reduction in our workforce, closures of our offices and facilities and our ability to adequately staff and maintain our operations resulting from the pandemic; the ability of our customers and suppliers to continue their operations as result of the pandemic, which could result in terminations of contracts, losses of revenue; further adverse effects to our supply chain and the related build-up of inventory; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information, contact:

Stephen J. Bagley
Chief Financial Officer
Sono-Tek Corporation
info@sono-tek.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	May 31, 2022	February 28,
	(Unaudited)	2022
ASSETS
Current Assets:
Cash and cash equivalents	$7,675,112	$4,840,558
Marketable securities	3,398,931	5,867,990
Accounts receivable (less allowance of $56,123)	1,486,371	1,092,505
Inventories, net	2,893,196	2,373,242
Prepaid expenses and other current assets	206,885	323,304
Total current assets	15,660,495	14,497,599

Land	250,000	250,000
Buildings, net	1,607,814	1,621,878
Equipment, furnishings and building improvements, net	904,827	939,306
Intangible assets, net	71,249	76,015
Deferred tax asset	255,412	240,736

TOTAL ASSETS	$18,749,797	$17,625,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$983,130	$684,511
Accrued expenses	1,688,372	1,804,028
Customer deposits	1,665,136	1,167,968
Income taxes payable	129,626	58,874
Total current liabilities	4,466,264	3,715,381

Deferred tax liability	167,215	168,840
Total liabilities	4,633,479	3,884,221

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,729,175 and 15,729,175 shares issued and outstanding, respectively	157,292	157,292
Additional paid-in capital	9,379,656	9,310,287
Accumulated earnings	4,579,370	4,273,734
Total stockholders’ equity	14,116,318	13,741,313

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,749,797	$17,625,534

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended May 31,
	2022	2021

Net Sales	$4,051,535	$3,644,468
Cost of Goods Sold	1,944,522	1,820,303
Gross Profit	2,107,013	1,824,165

Operating Expenses
Research and product development costs	516,633	413,816
Marketing and selling expenses	789,862	764,642
General and administrative costs	419,993	302,799
Total Operating Expenses	1,726,488	1,481,257

Operating Income	380,525	342,908

Interest and Dividend Income	7,415	3,360
Net unrealized loss on marketable securities	(11,853)	—
Paycheck Protection Program Loan Forgiveness	—	1,005,372

Income Before Income Taxes	376,087	1,351,640

Income Tax Expense	70,451	84,888

Net Income	$305,636	$1,266,752

Basic Earnings Per Share	$0.02	$0.08

Diluted Earnings Per Share	$0.02	$0.08

Weighted Average Shares - Basic	15,729,175	15,494,421

Weighted Average Shares - Diluted	15,752,424	15,663,772

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended May 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$305,636	$1,266,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107,640	107,553
Stock based compensation expense	69,369	21,637
Inventory reserve	—	31,000
Paycheck Protection Program Loan Forgiveness	—	(1,005,372)
Unrealized loss on marketable securities	11,853	—
Deferred tax expense	(14,676)	1,167
Decrease (Increase) in:
Accounts receivable	(393,866)	589,231
Inventories	(519,955)	(32,114)
Prepaid expenses and other current assets	116,419	42,860
(Decrease) Increase in:
Accounts payable and accrued expenses	182,963	(464,960)
Customer deposits	497,168	80,530
Income taxes payable	69,127	83,721
Net Cash Provided by Operating Activities	431,678	722,005

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment, furnishings and leasehold improvements	(54,331)	(85,548)
Sale of marketable securities	2,457,207	1,073,112
Net Cash Provided by Investing Activities	2,402,876	987,564

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,834,554	1,709,569

CASH AND CASH EQUIVALENTS
Beginning of period	4,840,558	4,084,078
End of period	$7,675,112	$5,793,647

SUPPLEMENTAL CASH FLOW DISCLOSURE:
Interest paid	$—	$—
Taxes Paid	$16,000	$—

SONO-TEK CORPORATION

PRODUCT, MARKET, AND GEOGRAPHIC SALES

(Unaudited)

Product Sales:

	Three Months Ended May 31,				Change
	2022	% of total	2021	% of total	$	%
Fluxing Systems	$309,000	8%	$358,000	10%	$(49,000)	(14%	)
Integrated Coating Systems	168,000	4%	155,000	4%	13,000	8%
Multi-Axis Coating Systems	1,979,000	49%	2,079,000	57%	(100,000)	(5%	)
OEM Systems	554,000	14%	326,000	9%	228,000	70%
Spare Parts, Services and Other	1,042,000	25%	726,000	20%	316,000	44%
TOTAL	$4,052,000		$3,644,000		$408,000	11%

Market Sales:

	Three Months Ended May 31,				Change
	2022	% of total	2021	% of total	$	%
Electronics/Microelectronics	$1,287,000	32%	$2,258,000	62%	$(971,000)	(43%	)
Medical	1,675,000	41%	717,000	20%	958,000	133%
Alternative Energy	609,000	15%	432,000	12%	177,000	41%
Emerging R&D and Other	203,000	5%	166,000	4%	37,000	22%
Industrial	278,000	7%	71,000	2%	207,000	292%
TOTAL	$4,052,000		$3,644,000		$408,000	11%

Geographic Sales:

	Three Months Ended
	May 31,		Change
	2022	2021	$	%
U.S. & Canada	$1,938,000	$1,228,000	$710,000	58%
Asia Pacific (APAC)	706,000	1,222,000	(516,000)	(42%	)
Europe, Middle East, Asia (EMEA)	990,000	842,000	148,000	18%
Latin America	418,000	352,000	66,000	19%
TOTAL	$4,052,000	$3,644,000	$408,000	11%